Exhibit 3.1

DEAN HELLER Secretary of State	STATE OF NEVADA	CHARLES E. MOORE Securities Administrator

RENEE L. PARKER Chief Deputy Secretary of State	[SEAL]	SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings

PAMELA RUCKEL Deputy Secretary for Southern Nevada	OFFICE OF THE SECRETARY OF STATE	ELLICK HSU Deputy Secretary for Elections
Certified Copy

May 9, 2005
Job Number:	C20050509-0950
Reference Number:	00000182136-71
Expedite:
Through Date:
The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20050171850-19	Amendment	1 Pages/1 Copies

Respectfully,

[SEAL]	/s/ Dean Heller
DEAN HELLER
Secretary of State

By /s/

Certification Clerk
Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

[SEAL]	DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Entity#
CERTIFICATE OF AMENDMENT		C166661—2003
(PURSUANT TO NRS 78.385 AND 78.390)		Document Number
20050171850—19

Date Filed:
5/9/2005 10:32:39 AM
In the office of
/s/ Dean Heller

Important: Read attached instructions before completing form.
DEAN HELLER
Secretary of State
Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
1. Name of corporation: Global-Wide Publication Ltd.
____________________________________________________
2. The articles have been amended as follows (provide article numbers, if available):
     Fourth. That the total number of common stock authorized that may be issued by the corporation is two hundred (200,000,000) million shares with a par value of one tenth of one cent ($0.001) per share and five million (5,000,000) shares of preferred stock with a par value of one tenth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may be fixed by the Board of Directors.
3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is : 71.42%*
4. Effective date of filing (optional): ____________________________________________________
(must not be later than 90 days after the certificate is filed)
5. Officer Signature (required): /s/ Robert Hoegler
*   If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required of the holders shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations of restrictions on the voting power thereof.
IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filling to be rejected.
SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule,	Nevada Secretary of State Revised on 11/03/03